Exhibit 10.11

NON-EXECUTIVE CHAIRMAN AGREEMENT

THIS NON-EXECUTIVE CHAIRMAN AGREEMENT (this “Agreement”), dated as of January 9, 2014, is entered into by and between Rightside Group, Ltd., a Delaware corporation (the “Company”), David E. Panos (the “Chairman”) and, solely for purposes of Sections 4(d), 6, 7, 9(c), 9(f), 9(g) and 9(h), Demand Media, Inc., a Delaware corporation (“Demand”).

WHEREAS, the Chairman and Demand previously entered into that certain Consulting Agreement dated August 2013 (the “Demand Consulting Agreement”) which superseded and replaced that certain employment agreement between the Chairman and Demand dated August 29, 2010;

WHEREAS, the Company and Demand expect that the Board of Directors of Demand will authorize the distribution to the holders of the issued and outstanding shares of common stock, par value $0.0001 per share, of Demand Media (the “Demand Common Stock”), by means of a dividend, of all of the issued and outstanding shares of common stock, par value $0.0001 per share, of the Company (each such share is individually referred to as a “Rightside Share”), respectively, on a basis to be subsequently determined by the Board of Directors of Demand  (the “Distribution”);

WHEREAS, subject to the effectiveness of the Distribution and as of the consummation thereof (the “Effective Date”), the Company desires to retain the services of the Chairman, which services shall commence as of the Effective Date, and to enter into this agreement embodying the terms of such services;

WHEREAS, the parties hereto desire that, as of the Effective Date, Demand shall cease to retain the services of the Chairman as its consultant, and that, except as expressly provided herein, the Demand Consulting Agreement shall terminate (to the extent not previously terminated) and be superseded by this Agreement; and

WHEREAS, the Chairman desires to provide services to the Company, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.                                      Term.  The Chairman’s service hereunder shall be for a term (the “Term”) commencing on the Effective Date and ending on the earliest to occur of (a) the second (2nd) anniversary of the Effective Date, (b) the date of the annual meeting of stockholders of the Company at which the Class II directors of the Company’s Board of Directors (the “Board”) are nominated for re-election to the Board and (c) the date on which the Chairman ceases to serve as the Chairman of the Company’s Board, whether due to removal, failure to be elected, resignation or otherwise.

2.                                      Duties.  During the Term, the Chairman shall serve as Chairman of the Board in a non-executive capacity and shall not be either an employee or officer of the Company.  The Chairman may serve on one or more committees of the Board consistent with this Section 2.  During the Term, the Chairman shall, in a manner consistent with applicable legal and corporate governance standards: (a) regularly attend and preside at Board meetings, (b) chair the annual meeting of the Company’s stockholders, (c) be eligible to serve on such committees of the Board as may be requested by the Nominating and Corporate Governance Committee of the Board, subject to applicable independence standards pursuant to applicable law and listing exchange regulations, (d) serve as a member of the Board of Directors for the successor entities of DMIH Limited, United TLD Holdco Limited and Demand Media Europe Limited, (e) advise the Company’s Chief Executive Officer on projects for strategy, corporate development, business development and/or marketing and (f) advise employees of the Company in the Austin, Texas offices regarding strategic and other matters.

3.                                      Commitment.  During and throughout the Term, the Chairman shall devote no fewer than eight (8) days per month to the business and affairs of the Company.  Subject to the foregoing sentence, the Chairman will devote such reasonable time, attention, skill and efforts to the business and affairs of the Company as is necessary to discharge the duties and responsibilities assigned to the Chairman hereunder and under the Company’s applicable governing documents, and shall serve the Company faithfully and to the best of his ability.

4.                                      Compensation and Benefits.

(a)                                 Annual Cash Compensation.  During the Term, the Chairman shall receive a fee of two hundred thousand dollars ($200,000) per annum, which amount shall be in lieu of and not in addition to any director cash retainers/fees and other cash compensation paid to other Directors (including without limitation committee retainers and/or meeting fees paid pursuant to the Company’s Non-Employee Director Compensation Program, as in effect from time to time (the “Director Comp Program”)).  Payments to the Chairman set forth in this Section 4(a) shall be made in substantially equal periodic installments on the same schedule as annual fees are paid generally to non-employee directors (and pro-rated for any partial service period) or, in the absence of any such applicable schedule, quarterly in arrears promptly following the end of the applicable calendar quarter, but in no event more than thirty (30) days after the end of such quarter.

(b)                                 Equity Awards.

(i)                                     Initial Restricted Stock Unit Award.  In connection with the Chairman’s appointment, subject to the Chairman’s continuous service with the Company through the grant date, the Board shall approve the grant by the Company to the Chairman of a restricted stock unit award (the “RSU Award”) covering a number of shares of the Company’s common stock equal to $250,000 divided by the closing price of a share of the Company’s common stock on the principal exchange on which it is traded on the Effective Date.  Subject to the Chairman’s continued service with the Company through the applicable vesting date, 1/12th of the RSUs shall vest on each three (3)-month anniversary of the Effective Date; provided that if the Chairman is not re-elected as a Class II director at the annual meeting of stockholders of the Company at which Class II directors are nominated for re-election to the Board, all unvested awards under the RSU Award shall immediately accelerate and vest of the close of business of the date of such annual meeting of the Company’s stockholders.  The terms and conditions of the RSU Award shall be set forth in a separate award agreement in a form prescribed by the Company (the “RSU Agreement”), to be entered into by the Company and the Chairman, which shall evidence the grant of the RSU Award.

(ii)                                  Annual Director Equity Awards.  Commencing with the first annual equity award grant to occur under the Director Comp Program at an annual meeting of the Company’s stockholders occurring at least one (1) year or more after the consummation of the Distribution, subject to the Director’s continued service hereunder through and re-election at (or continuing term following) such meeting, and further subject to the other terms and conditions applicable to annual equity award grants under the Director Comp Program, the Chairman shall be eligible to receive annual equity award grants under the Director Comp Program on the same terms and conditions generally applicable to members of the Board.  The Chairman acknowledges and agrees that he shall not be entitled to receive any equity award grants under the Director Comp Program relating to any of the consummation of the Distribution, any partial stub-year preceding the first annual meeting of the Company’s stockholders and/or the directors’ first full year of service on the Board.

(iii)                               Change in Control.  Notwithstanding anything to the contrary contained in this Agreement or in any applicable equity award agreement between the Chairman and the Company, if a Change in Control (as defined in the Company’s incentive award plan to be adopted in connection with the Distribution) occurs and the Chairman remains in continuous service at least until immediately prior to the Change in Control, all outstanding Company equity awards held by the Chairman shall accelerate and vest in full (and, if applicable, become exercisable) immediately prior to such Change in Control.

(c)                                  Business and Entertainment Expenses.  During the Term, upon submission of appropriate documentation in accordance with its policies in effect from time to time, the Company shall pay or reimburse the Chairman for all reasonable business-related expenses that the Chairman incurs in performing his duties under this Agreement.

(d)                                 Termination of Demand Consulting Agreement.  As of the Effective Date, the Demand Consulting Agreement shall terminate (to the extent not previously terminated) and shall be of no further force and effect, and neither Demand nor the Chairman shall have any further obligations pursuant thereto, in each case, except as expressly set forth herein.  The parties hereto acknowledge and agree that, notwithstanding anything contained herein to the contrary, subject to the express terms and conditions of the Demand Consulting Agreement, Section 2(c) and Exhibit A of the Demand Consulting Agreement shall survive the termination of the Demand Consulting Agreement provided for hereunder unless and until all obligations under Section 2(c) of the Demand Consulting Agreement have been satisfied or terminated.

5.                                      Termination of Services.

(a)                                 General.  Subject to the provisions of this Section 5, nothing in this Agreement shall interfere with or limit in any way the right of the Company to terminate Chairman’s service with the Company in accordance with the Company’s governing documents and Washington corporate law, nor shall it interfere with or limit in any way the right of the Chairman to voluntarily terminate his services as Chairman and no longer provide the services contemplated hereby at his discretion.

(b)                                 Obligations Upon Termination.  Upon expiration and/or termination of this Agreement and the termination of the Chairman’s service as non-executive Chairman of the Board:

(i)                                     Within thirty (30) days after the date of termination (or such earlier date as may be required by applicable law), the Company shall pay all amounts owing to the Chairman for services completed and/or reimbursable expenses (under Section 4(c) above) incurred through the termination date, including, but not limited to, any pro rata fee amount earned but not yet paid under Section 4(a) of this Agreement.

(ii)                                  Each of Section 6 (Confidential Information; Non-Solicitation and Non-Competition), Section 7 (Cooperation; Non-Disparagement), Section 8 (Liability Insurance), and Section 9(a) (Independent Contractor) hereof, as well as the Demand Confidentiality Agreement and the Company Confidentiality Agreement (each, as defined below), shall survive termination of this Agreement and shall continue in effect, notwithstanding termination of this Agreement or the Chairman’s services hereunder.

6.                                      Confidential Information; Non-Solicitation and Non-Competition.  The Chairman hereby acknowledges that the Chairman has previously entered into an agreement with Demand containing confidentiality and other protective covenants (the “Demand Confidentiality Agreement”) and that the Chairman remains bound by the terms and conditions of the Demand Confidentiality Agreement.  In addition, the Chairman hereby acknowledges that, as a condition to providing services to the Company, the Chairman will execute on or prior to the Effective Date an agreement containing confidentiality and other protective covenants consistent with the form agreement to be signed by all employees of the Company (the “Company Confidentiality Agreement”).  While Chairman is providing the services contemplated by this Agreement to the Company, Chairman shall not consult with or advise any other company providing domain name related services, including, but not limited to, registrar, registry, web-hosting, search monetization or after-market domain services.

7.                                      Cooperation; Non-Disparagement.

(a)                                 The Chairman agrees not to disparage Demand, the Company, or any of their respective affiliates and/or any officers, directors, employees, shareholders and/or agents of the foregoing in any manner intended or reasonably likely to be harmful to them or their business, business reputation or personal reputation.  Demand shall ensure that its directors and executive officers do not disparage the Chairman in any manner intended or reasonably likely to be harmful to the Chairman’s business or personal reputation.

(b)                                 The Chairman agrees that the Chairman will use commercially reasonable efforts to cooperate with Demand, to the extent reasonably requested by Demand, to consult, advise and provide relevant input with respect to: (i) any internal investigation or administrative, regulatory or judicial proceeding involving matters that were within the scope of the Chairman’s duties and responsibilities to Demand and its affiliates during employment with Demand, and (ii) the transition of the Chairman’s prior job duties and responsibilities.

8.                                      Liability Insurance.  The Company shall cover the Chairman under directors and officers liability insurance both during and, while potential liability exists, after the Term in the same amount and to the same extent, if any, as the Company covers its other current and former directors.

9.                                      Miscellaneous.

(a)                                 Independent Contractor.  The Chairman expressly acknowledges and agrees that, as of the Effective Date, he is solely an independent contractor and shall not be construed to be an employee of the Company in any matter under any circumstances or for any purposes whatsoever.  The Company shall not be obligated to (i) pay, on the account of the Chairman, any unemployment tax or other taxes required under the law to be paid with respect to employees, (ii) withhold any monies from the fees of the Chairman for income tax purposes or (iii) provide the Chairman with any benefits, including without limitation health, welfare, pension, retirement, or any kind of insurance benefits, including workers’ compensation insurance.  The Chairman acknowledges and agrees that the Chairman is obligated to report as income all compensation received by the Chairman pursuant to this Agreement, and to pay any applicable income, self-employment and other taxes thereon.

(b)                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(c)                                  Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Chairman:  at the Chairman’s most recent address on the records of the Company.

If to the Company:

Rightside Group, Ltd.

5808 Lake Washington Blvd.

Kirkland, WA 98303

Attn: General Counsel

If to Demand:

Demand Media, Inc.

1655 26th Street
Santa Monica, CA 90404

Attn: General Counsel

with a copy to (with respect to the Company and/or Demand):

Latham & Watkins LLP
355 South Grand Ave.
Los Angeles, CA 90071-1560
Attn: Alex Voxman

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(d)                                 Section 409A of the Code.  To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code and Department of Treasury regulations and other interpretive guidance issued thereunder (“Section 409A”).  Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company shall work in good faith with the Chairman to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; provided, however, that this Section 9(d) shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so.  Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments.  To the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A.

(e)                                  Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(f)                                   Entire Agreement.  As of the Effective Date, this Agreement, together with the Demand Confidentiality Agreement, the Company Confidentiality Agreement and the RSU Agreement, constitutes the final, complete and exclusive agreement between the Chairman and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, by Demand, the Company and their respective subsidiaries and affiliates, or representative thereof, including without limitation, the Demand Consulting Agreement (except as expressly set forth herein and to the extent not previously terminated).

(g)                                  Effectiveness. This Agreement shall only become effective upon the consummation of the Distribution.  In the event that either (i) the Chairman’s service with Demand is terminated for any reason prior to the Effective Date and/or (ii) the Effective Date does not occur on or prior to June 30, 2014 (or such later date as the Chairman, Demand and the Company agree in writing), in either case, this Agreement (including, without limitation, the immediately preceding sentence) shall have no force or effect.

(h)                                 Amendment.  No amendment or other modification of this Agreement shall be effective unless made in writing and signed by the parties hereto; provided, however, that from and after the Effective Date, any amendment or modification to any Section of this Agreement other than Sections 4(d), 6, 7, 9(c), 9(f) and 9(g) hereof and this Section 9(h) may be made in a writing signed only by the Company and the Chairman.

(i)                                     Counterparts.  This Agreement and any agreement referenced herein may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Chairman has hereunto set the Chairman’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

Rightside Group, Ltd.,
a Delaware corporation

By:	/S/ Taryn Naidu
Name: Taryn Naidu
Title: Chief Executive Office

DEMAND MEDIA, INC.,
a Delaware corporation, solely for purposes of Sections 4(d), 6, 7, 9(c), 9(f), 9(g) and 9(h)

By:	/S/ Shawn Colo
Name: Shawn Colo
Title: CEO

“CHAIRMAN”

/S/ David E. Panos
David E. Panos